Exhibit 10.2

Executive Corporate Incentive Plan

The NASDAQ Stock Market, Inc.

(Effective January 1, 2003)

Amended and Restated as of February 18, 2004

The NASDAQ Stock Market, Inc.

Executive Corporate Incentive Plan

Article 1 Establishment and Purpose

1.1 Establishment of the Plan. The NASDAQ Stock Market, Inc., a Delaware corporation (the “Company” or “NASDAQ”), hereby establishes The Nasdaq Stock Market, Inc. Executive Corporate Incentive Plan (the “ECIP”). Upon approval by the Board of Directors, the ECIP shall be effective as of January 1, 2003 (the “Effective Date”) and shall remain in effect until terminated by the Board.

1.2 Shareholder Approval. Notwithstanding anything herein to the contrary, the ECIP shall be null and void if it is not approved, in a separate affirmative vote of the holders of at least a majority of the shares of the common stock of the Company cast, in person or by proxy, at the first shareholders meeting to occur in 2003.

1.3 Purpose. The purpose of the ECIP is to attract, retain, and motivate key executives by providing cash incentive awards to designated executives of the Company, Subsidiaries, and affiliates. The ECIP is designed to further link an executive’s interests with that of Nasdaq’s shareholders. The ECIP is intended to provide annual incentives, contingent upon continued employment and meeting certain Company and individual business unit performance goals, to certain key executives who make substantial contributions to the Company. The ECIP also provides that Awards reflect individual performance, subject to Article 5. Awards paid under the ECIP are intended to qualify as performance-based compensation deductible by the Company under the qualified performance based exception to Section 162(m) of the Code.

Article 2 Definitions

As used in the ECIP, the following terms shall have the meanings set forth below:

2.1 “Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee following the end of the Plan Year.

2.2 “Board” means the Board of Directors of the Company.

2.3 “Cause” means, unless otherwise defined in an employment agreement between the Participant and the Company, (i) the engaging by the Participant in willful misconduct that is injurious to the Company or its affiliates, (ii) the embezzlement or misappropriation of funds or property of the Company or its affiliates by the Participant, or the conviction of the Participant of a felony or the entrance of a plea of guilty or nolo contendere by the Participant to a felony, (iii) the willful failure or refusal by the Participant to substantially perform his or her duties or responsibilities that continues after being brought to the attention of the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability), or (iv) the violation by the Participant of any restrictive covenants entered into between the Participant and the Company or the Company’s Code of Conduct.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, and any final treasury regulations promulgated thereunder.

2.5 “Committee” means the Management Compensation Committee of the Board, which Committee has been designated by the Board to among other things, administer the ECIP. Each member of the Committee to the extent necessary to comply with Section 16 of the Securities Exchange Act of 1934, as amended and Section 162(m) of the Code shall be a “Non-Employee Director” and an “Outside Director” within the meaning of Section 16 and Section 162(m) of the Code, respectively.

2.6 “Company” means The Nasdaq Stock Market, Inc., a Delaware corporation (including any Subsidiaries designated to participate in the ECIP), and any successor thereto.

2.7 “Disability” means, unless otherwise defined in an employment agreement between the Participant and the Company, a disability that would qualify as such under the Company’s then current long-term disability plan.

2.8 “Individual Target Award” means the target award established for each Participant under Article 5 of the ECIP.

2.9 “Participant” means an active employee of the Company, or Subsidiaries, who is employed in an executive capacity, and designated by the Committee to participate in the ECIP during a Plan Year.

2.10 “Payment Date” means the date upon which an Award shall be paid out in accordance with Article 6.

2.11 “Performance Goals” means the goals selected by the Committee for any Plan Year based upon one or more of the Performance Measures, set forth in Article 5 of the ECIP.

2.12 “Performance Measures” means, unless and until the Committee or Board proposes for shareholder vote and shareholders approve a change in the general Performance Measures set forth herein, the performance criteria upon which the Performance Goal(s) for a particular Plan Year are based; the performance criteria shall be limited to the following Performance Measures:

(a)	Earnings per Share of Nasdaq Common Stock;

(b)	Revenue growth;

(c)	Net income or net profits (before or after taxes);

(d)	Return measures (including, but not limited to, return on assets or net assets, capital, equity, or sales);

(e)	Cash flow (including, but not limited to, operating cash flow and free cash flow);

(f)	Expense targets;

(g)	Planning accuracy (as measured by comparing planned results to actual results);

(h)	Market share

(i)	Corporate reputation

(j)	Business Effectiveness Survey Results

(k)	Performance Measure (a) through (j) above as compared to various stock market indices; and

(l)	Any Performance Measure in (a) through (j) above as compared to the performance of other companies.

Any Performance Measure(s) may be used to measure the performance of the Company as a whole or any business unit of the Company individually.

2.13 “Plan Year” means the Company’s fiscal year, which commences each January 1st and concludes each December 31st.

2.14 “Retirement” means, unless otherwise defined in an employment agreement between the Participant and the Company, a Participant who is eligible to retire from the Company or an Affiliate under the terms of any tax qualified Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such date as of which the Participant has both attained the age of 55 years and has 10 years of employment with the Company and terminates his employment with the Company other than for Cause or death.

2.15 “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

Article 3 Administration

3.1 The Plan Administrator. The Committee shall administer the ECIP.

3.2 Administration of the ECIP. The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum Award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, Subsidiary and/or business unit performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Award for each Participant based upon such level of attainment. Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described herein. The Committee may at any time adopt such rules, regulations, policies, or practices, as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

3.3 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the ECIP, including questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.

3.4 No Liability to Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument related to the ECIP executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the ECIP may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the ECIP unless arising out of such person’s own fraud or bad faith.

3.4.1	The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4 Eligibility and Participation

4.1 Eligibility. Only active employees of the Company, its participating Subsidiaries, or affiliates who are employed in an executive capacity may participate in the ECIP and receive Awards hereunder.

4.2 Participation. Only individuals who are chosen and designated by the Committee to participate in the ECIP in any given Plan Year may participate in the ECIP for that Plan Year. The Chief Executive Officer (CEO) of the Company, and such other persons as the CEO may designate, shall recommend to the Committee employees (who may include such recommending person) for selection as Participants. Such designated employees shall be so notified in writing or via electronic communication, as soon as is practicable after selection. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion.

4.3 No Right to Participate. No Participant shall at any time have a right to be selected for participation in the ECIP for any Plan Year, despite having previously participated in the ECIP.

Article 5 Award Determination

5.1 Targets, In General. At the beginning of each Plan Year, but not later than the 89th day of the Plan Year, the Committee shall establish Individual Target Awards for each Participant, payment of which shall be conditioned upon satisfaction of specific Performance Goals for the Plan Year established by the Committee in writing in advance of the Plan Year, or within such period as may be permitted by regulations issued under Section 162(m) of the Code. The payment of an Award, if any shall be based upon the degree of achievement of the Performance Goals; provided, however, that the Committee may, in its sole discretion, reduce some or all of the amount which would otherwise be payable with respect to an Award.

5.2 Performance Goals. The Performance Goals established by the Committee for a Plan Year shall be based on one or more Performance Measures.

5.2.1 The Committee may provide in any Award that any evaluation of performance may include or exclude any one or more of the following events that occur during a Plan Year: (a) write downs; (b) significant litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported Company results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of stockholders for the applicable plans year; (f) acquisitions or divestures; and (g) foreign exchange gains and losses. Such inclusion or exclusion shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

5.2.2 In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

5.3 Payment of Awards. At the time the Performance Goals are established, the Committee shall prescribe a formula to determine the percentage of the Individual Target Award, which may be payable based upon the degree of attainment of the Performance Goals during the Plan Year. If the minimum Performance Goals established by the Committee are not met, no payment will be made to any Participant. To the extent that the minimum Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent, payment of the Award shall be made in accordance with the prescribed formula based upon a percentage of the Individual Target Award unless the Committee determines, in its sole discretion, to reduce the payment to be made.

5.4 Maximum Award. The maximum award payable to any Participant for any Plan Year shall not exceed the greater of 3% of the Company’s before tax net income or $3 million.

Article 6 Payment of Awards

6.1 Form and Timing of Payment. Each Participant’s Award shall be paid in one (1) lump sum cash payment, no later than March 1st of the Plan Year following the Plan Year with respect to which an Award relates (such date being hereinafter referred to as the “Payment Date”).

6.2 Unsecured Interest. No Participant or any other party claiming an interest in amounts earned under the ECIP shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the ECIP, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.3 Active Employment. Except as provided in Article 7, no Award shall be paid to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the last day of the applicable Plan Year and on the Payment Date, as such term is defined in Section 6.1 hereof.

Article 7 Termination of Employment

7.1 Termination of Employment Due to Death, Disability, or Retirement. In the event a Participant’s employment is terminated by reason of death, Disability, or Retirement, the Award determined in accordance with Section 5.3 herein shall be reduced to reflect partial Plan Year participation through the date of such termination. A reduced Award shall be determined by multiplying said Award by a fraction: the numerator of which shall be the number of days of employment in the Plan Year through the date of employment termination, and the denominator of which shall be three hundred sixty-five (365). In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines the Participant to be Disabled. The reduced Award thus determined shall be paid on the Payment Date with respect to the Plan Year, as to which such Award relates to the Participant or his beneficiary in accordance with Article 9 hereof.

7.2 Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated for any reason other than death, Disability, or Retirement all of the Participant’s rights to an Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a prorated Award for the portion of the Plan Year that the Participant was employed by the Company, computed as determined by the Committee. Notwithstanding the foregoing, in the event a Participant is terminated for Cause, the Participant shall in all events forfeit any Award not already paid.

Article 8 Rights of Participants

8.1 Employment. The Company intends that the Awards provided under the ECIP be a term of employment and a part of each Participant’s compensation. Participation in the ECIP shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Company, or (b) of the Company to continue to employ such Participant, and the Company may subject to any applicable employment agreement terminate the employment of a Participant at any time with or without cause.

8.2 Nontransferability. No right or interest of any Participant in the ECIP shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Article 9 Beneficiary Designation and Payment to Persons Other Than the Participant

Each Participant under the ECIP may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the ECIP is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.1 If the Committee shall find that any person to whom any amount is payable under the ECIP is unable to care for his affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefore.

Article 10 Amendments

The Committee may amend, suspend or terminate the ECIP at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

Article 11 Miscellaneous

11.1 Governing Law. The validity, construction, and effect of the ECIP and any rules and regulations relating to the ECIP and any Award shall be determined in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof.

11.2 Withholding Taxes. The Company shall deduct from all payments under the ECIP any Federal, state, local or other taxes required by law to be withheld with respect to such payments.

11.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

11.4 Severability. In the event any provision of the ECIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the ECIP, and the ECIP shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5 Costs of the Plan and Unfunded Plan. All costs of implementing and administering the ECIP shall be borne by the Company. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the ECIP. Nothing contained in the ECIP, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the ECIP, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The ECIP is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.6 Retirement Plans and Welfare Benefit Plans. Except as specified in the employee benefit plan in question, Awards under the ECIP will not be included as “compensation” for purposes of the Company’s retirement plans (both qualified and nonqualified) or welfare benefit plans.

11.7 Nonexclusivity. The adoption of the ECIP shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

11.8 Successors. All obligations of the Company under the ECIP with respect to Individual Target Awards and Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

11.9 Interpretation. The ECIP, the Individual Target Awards, and Awards are designed and, to the extent determined by the Committee, in its sole discretion, intended to comply with Code Section 162(m) and all provisions hereof, shall be construed in a manner to so comply.